Exhibit 10 (AA)


                            STOCK PURCHASE AGREEMENT


                                     Between


                               DONEGAL GROUP INC.


                                       and


                       FOLKSAMERICA HOLDING COMPANY, INC.


                                 Relating to the
                                  Capital Stock
                                       of


                           PENINSULA INSURANCE COMPANY


                                       and


                           PENINSULA INDEMNITY COMPANY

                                TABLE OF CONTENTS
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

RECITALS                                                                                                                 1

ARTICLE I - DEFINITIONS.......................................................................................           1
   1.1     Definitions........................................................................................           1

ARTICLE II - REPRESENTATIONS, WARRANTIES AND
   AGREEMENTS OF THE SELLER...................................................................................           7
   2.1     Organization.......................................................................................           7
   2.2     Subsidiaries.......................................................................................           8
   2.3     Authority..........................................................................................           8
   2.4     Capital Structure..................................................................................           8
   2.5     No Distributions on Capital Stock..................................................................           9
   2.6     Financial Statements; Examinations.................................................................           9
   2.7     Material Changes Since December 31, 2002...........................................................          10
   2.8     Availability of Assets and Legality of Use.........................................................          10
   2.9     Title to Property..................................................................................          10
   2.10    Books and Records..................................................................................          11
   2.11    Accounts Receivable................................................................................          11
   2.12    Compliance with Legal Requirements; Governmental Authorizations....................................          11
   2.13    Real Property and Leases...........................................................................          12
   2.14    Insurance..........................................................................................          12
   2.15    Conduct of Business................................................................................          13
   2.16    No Undisclosed Liabilities.........................................................................          14
   2.17    No Default or Litigation...........................................................................          14
   2.18    Tax Liabilities....................................................................................          14
   2.19    Contracts..........................................................................................          15
   2.20    Employee Agreements................................................................................          15
   2.21    Employee Relations.................................................................................          16
   2.22    Employee Retirement Income Security Act............................................................          16
   2.23    Conflicts; Sensitive Payments......................................................................          17
   2.24    Corporate Names....................................................................................          17
   2.25    Trademarks and Proprietary Rights..................................................................          17
   2.26    Environmental Matters..............................................................................          18
   2.27    Insurance Issued by the Companies..................................................................          19
   2.28    Health and Safety Matters..........................................................................          19
   2.29    No Omissions.......................................................................................          20
   2.30    Finders............................................................................................          20

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

   2.31    Representations and Warranties to Be True on the Closing Date......................................          20

ARTICLE III - REPRESENTATIONS, WARRANTIES AND AGREEMENTS
   OF DGI                                                                                                               20
   3.1     Organization of DGI................................................................................          21
   3.2     Corporate Authority................................................................................          21
   3.3     Finders............................................................................................          21
   3.4     Representations and Warranties to be True on the Closing Date......................................          21

ARTICLE IV - ACTION PRIOR TO THE CLOSING DATE.................................................................          21
   4.1     Investigation of the Companies.....................................................................          21
   4.2     Confidential Nature of Information.................................................................          22
   4.3     Preserve Accuracy of Representations and Warranties................................................          22
   4.4     Maintain the Companies As Going Concerns...........................................................          23
   4.5     Make No Material Change in the Companies...........................................................          23
   4.6     No Public Announcement.............................................................................          23
   4.7     Antitrust Law Compliance...........................................................................          24
   4.8     Required Filings...................................................................................          24

ARTICLE V - ADDITIONAL COVENANTS OF THE SELLER................................................................          24
   5.1     Non-Disclosure and Non-Solicitation................................................................          24
   5.2     Use of Trademarks..................................................................................          25
   5.3     Use of Name........................................................................................          25
   5.4     Loss and Adjusting Reserves Guarantee..............................................................          25
   5.5     Substitution of Securities.........................................................................          28
   5.6     Reinsurance Guarantee..............................................................................          28
   5.7     Suspension of Dividends............................................................................          28
   5.8     Property Casualty Reinsurance Agreement............................................................          28

ARTICLE VI - PURCHASE PRICE AND CLOSING.......................................................................          29
   6.1     Closing Date.......................................................................................          29
   6.2     Purchase and Sale..................................................................................          29
   6.3     Delivery by the Seller.............................................................................          30
   6.4     Delivery by DGI....................................................................................          30

ARTICLE VII - CONDITIONS PRECEDENT TO OBLIGATIONS OF DGI......................................................          30
   7.1     No Misrepresentation or Breach of Covenants and Warranties.........................................          31
   7.2     No Changes in or Destruction of Property...........................................................          31
   7.3     Legal Matters......................................................................................          31
   7.4     Additional Claims..................................................................................          32
   7.5     Resignations.......................................................................................          32
   7.6     Employment Agreements..............................................................................          32
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

   7.7     Items to be Received by DGI........................................................................          32
   7.8     Minimum Companies Surplus..........................................................................          33

ARTICLE VIII - CONDITIONS PRECEDENT TO OBLIGATIONS OF
   THE SELLER.................................................................................................          33
   8.1     No Misrepresentation or Breach of Covenants and Warranties.........................................          33
   8.2     Legal Matters......................................................................................          33

ARTICLE IX - TERMINATION......................................................................................          34
   9.1     Termination........................................................................................          34
   9.2     Effect of Termination..............................................................................          34

ARTICLE X - AMENDMENT, WAIVER AND INDEMNIFICATION.............................................................          35
   10.1    Amendment..........................................................................................          35
   10.2    Extension; Waiver..................................................................................          35
   10.3    Survival of Obligations............................................................................          35
   10.4    Indemnification....................................................................................          36
   10.5    Tax Matters........................................................................................          38

ARTICLE XI - MISCELLANEOUS....................................................................................          40
   11.1    Notices............................................................................................          40
   11.2    Expenses...........................................................................................          41
   11.3    Governing Law; Jurisdiction and Service of Process.................................................          41
   11.4    Successors and Assigns.............................................................................          42
   11.5    Partial Invalidity.................................................................................          42
   11.6    Execution in Counterparts..........................................................................          42
   11.7    Titles and Headings................................................................................          42
   11.8    Schedules..........................................................................................          43
   11.9    Entire Agreement...................................................................................          43


SIGNATURES                                                                                                              43
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SCHEDULES:

   2.1        -   Jurisdictions of Admission of the Companies
   2.6(C)     -   Reports of Examination
   2.6(E)     -   Bank Accounts of the Companies
   2.7        -   Material Changes Since December 31, 2002
   2.12       -   Compliance Exceptions
   2.13(A)    -   Real Estate Owned
   2.13(B)    -   Leases

   2.14       -   Insurance
   2.15       -   Pending and Threatened Claims
   2.17       -   Defaults or Litigation
   2.18       -   Tax Sharing
   2.19       -   Contracts
   2.20       -   Employee Agreements
   2.21       -   Employee Compensation
   2.23       -   Conflicts, Sensitive Payments
   2.25       -   Trademarks and Proprietary Rights
   2.26       -   Underground Storage Tanks
   2.27       -   Assumed Reinsurance
   2.28       -   Health and Safety Matters
   4.5        -   Material Changes ; Reserve Policy
   5.8        -   Property Casualty Reinsurance Agreement
   7.6        -   Form of Employment Agreement

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement") made and entered into as of the 28th day of October 2003 between DONEGAL GROUP INC., a Delaware corporation ("DGI") and FOLKSAMERICA HOLDING COMPANY, INC., a New York corporation (the "Seller") that owns all of the issued and outstanding shares (the "PIC-1 Shares") of capital stock of THE PENINSULA INSURANCE COMPANY, a Maryland property and casualty insurance company ("PIC-1") that owns all of the issued and outstanding shares (the "PIC-2 Shares" and together with the PIC-1 Shares, the "Shares") of PENINSULA INDEMNITY COMPANY, a Maryland property and casualty insurance company ("PIC-2", and together with PIC-1, the "Companies").

                                   WITNESSETH:

         WHEREAS, the Seller owns all of the PIC-1 Shares and PIC-1 owns all of the PIC-2 Shares;

         WHEREAS, the Seller desires to sell the PIC-1 Shares to DGI pursuant to the terms and conditions set forth in this Agreement;

         WHEREAS, DGI desires to purchase the PIC-1 Shares from the Seller on the terms and conditions set forth in this Agreement; and

         WHEREAS, by virtue of acquiring the PIC-1 Shares, DGI will also acquire indirect ownership of the PIC-2 Shares;

         NOW, THEREFORE, DGI and the Seller, in consideration of the agreements, covenants and conditions contained herein, hereby make the following representations and warranties, give the following covenants and agree as follows:


Article I
                                   DEFINITIONS

     1.1 Definitions. When used in this Agreement, the following words or phrases have the following meanings:

         "Affiliate" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person. For purposes of this definition, "control", including the terms "controlling" and "controlled", means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

         "Agreement" shall have the meaning ascribed to it in the preamble.

         "Annual Statements" shall mean the annual statements of condition and affairs filed by an insurance company pursuant to the Maryland Insurance Law.

         "Assets" shall mean as to each of the Companies all rights, titles, franchises and interests in and to every species of property, real, personal and mixed, tangible and intangible, and things in action relating thereto, including, without limitation, cash and cash equivalents, securities, including, without limitation, exempted securities under the Securities Act of 1933, as amended (the "Securities Act"), receivables, recoverables from reinsurance and otherwise, deposits and advances, loans, agents balances, real property, together with buildings, structures and the improvements thereon, fixtures contained therein and appurtenances thereto and easements and other rights relating thereto, machinery, equipment, furniture, fixtures, leasehold improvements, vehicles and other assets or property, leases, licenses, permits, approvals, authorizations, joint venture agreements, contracts or commitments, whether written or oral, policy forms, training materials, underwriting manuals, lists of policyholders and agents, processes, trade secrets, know-how, computer software, computer programs and source codes, protected formulae, all other Intellectual Property, research, goodwill, prepaid expenses, books of account, records, files, invoices, data, rights, claims and privileges and any other assets whatsoever.

         "Closing" and "Closing Date" shall have the respective meanings set forth in Section 6.1.

         "COBRA" shall mean the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Commissioner of Insurance" shall mean the Commissioner of Insurance of the State of Maryland.

         "Companies" shall have the meaning ascribed to it in the preamble.

         "Company Adverse Effect" shall mean a material adverse effect on the Condition of either of the Companies other than resulting from general economic or financial conditions that does not affect either of the Companies uniquely.

         "Company Property" shall mean any property on which either of the Companies holds a Lien or any facility that is owned or leased by either of the Companies or in the management of which either of the Companies actively participates.

         "Condition" shall mean, as to a Person, the financial condition, business, results of operations, prospects and the properties or other Assets of such Person.

         "Contract" shall mean a contract, indenture, bond, note, mortgage, deed of trust, lease, agreement or commitment, whether written or oral, including, without limitation, an Insurance Contract.

         "DGI" shall have the meaning ascribed to it in the preamble.

         "Environmental Claim" shall mean any written notice by a Person alleging actual or potential Liability, including, without limitation, potential Liability for any investigatory cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury or penalty, arising out of, based on or resulting from (a) the presence, transport, disposal, discharge or release, of any Materials of Environmental Concern at any location, whether or not owned by either of the Companies, as the case may be, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

         "Environmental Law" shall mean all federal, state, local and foreign Laws relating to pollution or protection of human health or the environment, including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, including, without limitation, Laws relating to emissions, discharges, releases or threatened releases, the presence of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, existence, treatment, storage, disposal, transport, recycling, reporting or handling of Materials of Environmental Concern.

         "Employee Welfare Plan" shall have the meaning as set forth in Section 3(1) of ERISA.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "ERISA Affiliate" shall mean, with respect to either of the Companies, any trade or business that together with either of the Companies would be deemed a "single employer" within the meaning of Section 4001(a)(14) of ERISA.

         "Financial Statements" shall mean statements of financial condition and statements of operations and changes in surplus, and the footnotes, schedules, exhibits and other attachments thereto.

         "GAAP" shall mean generally accepted accounting principles.

         "Governmental Entity" shall mean a court, legislature, governmental agency, commission or administrative or regulatory authority or instrumentality, domestic or foreign.

         "Hazardous Materials" shall mean any (i) "hazardous substance," "pollutants," or "contaminant" (as defined in Sections 101(14) and (33) of the United States Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA") or the regulations issued pursuant to Section 102 of CERCLA, including any element, compound, mixture, solution or substance that is or may be designated pursuant to Section 102 of CERCLA; (ii) substance that is or may be designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended ("FWCPA"); (iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended ("RCRA") or having the characteristics that may subsequently be considered under RCRA to constitute a hazardous waste; (iv) substance containing petroleum, as that term is defined in
Section 9001(8) of RCRA; (v) toxic pollutant that is or may be listed under
Section 307(a) of FWPCA; (vi) hazardous air pollutant that is or may be listed under Section 112 of the Clean Air Act, as amended; (vii) imminently hazardous chemical substance or mixture with respect to which action has been or may be taken pursuant to Section 7 of the Toxic Substance Control Act, as amended;
(viii) source, special nuclear, or by-product material as defined by the Atomic Energy Act of 1954, as amended; (ix) asbestos-containing material, or urea formaldehyde or material that contains it; (x) waste oil and other petroleum products and (xi) any other toxic materials, contaminants or hazardous substances or wastes pursuant to any Environmental Law.

         "Health and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force and effect of Law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, including without limitation those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or noise, each as amended and as now or hereafter in effect.

         "Insurance Contract" shall mean any Contract of insurance including, without limitation, reinsurance contracts issued by either of the Companies.

         "Insurance License" shall mean a License granted by a Governmental Entity to transact an insurance or reinsurance business.

         "Intellectual Property" shall mean (i) all inventions whether patentable or unpatentable and whether or not reduced to practice, all improvements thereof and all patents, applications and patent disclosures, together with all reissuance, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals thereof; (v) all trade secrets and confidential business information including ideas, research and development, know-how, formulas, data, designs, drawings, specifications, policy forms, training materials, underwriting manuals, pricing and cost information and business and marketing plans and proposals; (vi) all computer software including data and related documentation; (vii) all other proprietary rights and
(vii) all copies and tangible embodiments thereof in whatever form or medium.

         "Investment Assets" shall mean bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership interests and other equity interests, real estate and leasehold and other interests therein, certificates issued by or interests in trusts, cash on hand and on deposit, personal property and interests therein and all other Assets acquired for investment purposes.

         "IRS" shall mean the Internal Revenue Service.

         "Knowledge" shall mean the knowledge of the relevant Person, after due inquiry by the appropriate officer or officers.

         "Law" shall mean a law, ordinance, rule or regulation enacted or promulgated, or an Order issued or rendered, by any Governmental Entity.

         "Liability" shall mean a liability, obligation, claim or cause of action of any kind or nature whatsoever, whether absolute, accrued, contingent or other and whether known or unknown, including, without limitation, any liability, obligation, claim or cause of action arising as a result of an Insurance Contract.

         "License" shall mean a license, certificate of authority, permit or other authorization to transact an activity or business issued or granted by a Governmental Entity.

         "Lien" shall mean a lien, mortgage, deed to secure debt, pledge, security interest, lease, sublease, charge, levy or other encumbrance of any kind.

         "Losses" shall mean losses, claims, damages, costs, expenses, Liabilities and judgments, including, without limitation, court costs and attorneys' fees.

         "Maryland Insurance Law" shall mean the Insurance Article of the Annotated Code of Maryland, as amended, and the regulations promulgated thereunder.

         "Officers' Certificate" shall mean, with respect to any Person, a certificate executed by the President or an appropriate Vice President of such Person, as attested by the Secretary or an Assistant Secretary of such Person.

         "Order" shall mean an order, writ, ruling, judgment, injunction or decree of, or any stipulation to or agreement with, any arbitrator, mediator or Governmental Entity.

         "Ordinary Course of Business" shall mean an action taken by a Person if: (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;
(ii) such action is not required to be authorized by the board of directors of such Person or by any Person or group of Persons exercising similar authority or by a parent company and (iii) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors or by any Person or group of Persons exercising similar authority or by a parent company, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor entity.

         "Permitted Liens" shall mean as to either of the Companies, (i) all Liens disclosed in a schedule attached hereto, (ii) statutory Liens arising out of operation of Law with respect to a Liability incurred in the Ordinary Course of Business and that is not delinquent and can be paid without interest or penalty or (iii) such Liens and other imperfections of title as do not materially detract from the value or impair the use of the property subject thereto.

          "Person" shall mean an individual, corporation, partnership, association, joint stock company, Governmental Entity, business trust, unincorporated organization or other legal entity.

         "PIC-1" shall have the meaning assigned to it in the preamble.

         "PIC-1 Shares" shall have the meaning assigned to it in the preamble.

         "PIC-2" shall have the meaning assigned to it in the preamble.

         "PIC-2 Shares" shall have the meaning assigned to it in the preamble.

         "Proceedings" shall mean actions, suits, hearings, claims and other similar proceedings.

         "Quarterly Statements" shall mean the quarterly statements of condition and affairs filed by an insurance company pursuant to the Maryland Insurance Law.

         "Required Filings and Approvals" shall mean the filing of this Agreement with and the approval of such by the Commissioner of Insurance, and such other applications, registrations, declarations, filings, authorizations, Orders, consents and approvals as may be required to be made or obtained prior to consummation of the transactions contemplated hereby under the insurance Laws of any jurisdiction.

         "SAP" shall mean statutory accounting practices as prescribed or permitted by the Commissioner of Insurance and the National Association of Insurance Commissioners subject, in the case of unaudited interim Financial Statements, to normal year-end adjustments.

         "Seller" shall have the meaning assigned to it in the preamble.

          "Shares" shall have the meaning ascribed to it in the preamble.

          "Subsidiary" of a Person means any Person with respect to whom such specified Person, directly or indirectly, beneficially owns 50% or more of the equity interests in, or holds the voting control of 50% or more of the equity interests in, such Person.

          "Taxes" shall mean all income, gross income, gross receipts, premium, sales, use, transfer, franchise, profits, withholding, payroll, employment, excise, severance, property and windfall profits taxes, and all other taxes, assessments or similar charges of any kind whatsoever thereon or applicable thereto, together with any interest and any penalties, additions to tax or additional amounts, in each case imposed by any taxing authority, domestic or foreign, upon either of the Companies, including, without limitation, all such amounts imposed as a result of being a member of an affiliated or combined group.

          "Tax Returns" or "Returns" shall mean all Tax returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or foreign Laws.


                                   Article II
            REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE SELLER

         As an inducement to DGI to enter into this Agreement and to consummate the transactions contemplated herein, the Seller represents and warrants to DGI and agrees as follows:

     2.1 Organization.

          (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

          (b) Each of the Companies is a stock property and casualty insurance company duly organized, validly existing and in good standing under the laws of the State of Maryland and is duly admitted to transact an insurance business as a foreign insurance company and is in good standing in the jurisdictions listed in Schedule 2.1, which are the only jurisdictions in which the failure of either of the Companies to be admitted would have a Company Adverse Effect on either of the Companies.

          (c) Each of the Companies has the corporate power and authority and other authorizations necessary or required in order for it to own or lease and operate its Company Property and to carry on its business as now conducted.

     2.2 Subsidiaries. PIC-1 has no subsidiaries other than PIC-2, and PIC-2 has no subsidiaries.

     2.3 Authority. This Agreement and the transactions contemplated herein have been duly approved by all necessary corporate action on the part of each of the Companies and the Seller. This Agreement, when executed and delivered by the Seller and assuming the due execution hereof by DGI, will constitute the valid, legal and binding agreement of the Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated herein, nor compliance with nor fulfillment of the terms and provisions hereof, will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Certificate of Incorporation or By-laws of either of the Companies or the Seller, any instrument, agreement, mortgage, judgment, order, award, decree or other restriction to which either of the Companies or the Seller is a party or by provisions affecting any of them; (ii) give any party to or with rights under any such instrument, agreement, mortgage, judgment, order, award, decree or other restriction the right to terminate, modify or otherwise change the rights or obligations of either of the Companies under such instrument, agreement, mortgage, judgment, order, award, decree or other restriction or (iii) require the approval, consent or authorization of or any filing with or notification to any federal, state or local court, Governmental Entity, except (y) the Required Filings and Approvals and (z) such conflicts, breaches, defaults, rights or approvals which, individually or in the aggregate, do not have a Company Adverse Effect on either of the Companies. The Seller has full power and authority to sell, assign, transfer and deliver the PIC-1 Shares to DGI pursuant to this Agreement and each of the Companies and Seller has full power and authority to do and perform all acts and things required to be done by each of the Companies and the Seller under this Agreement. True and complete copies of the Certificate of Incorporation and By-laws of each of the Companies and the Seller have been delivered to DGI.

     2.4 Capital Structure.

          (a) The authorized capital stock of PIC-1 consists of 1,000,000 shares of common stock, par value $4.00 per share, of which 263,000 shares are issued and outstanding, and all of which are owned by the Seller and none of which are held by PIC-1 as treasury shares.

          (b) The authorized capital stock of PIC-2 consists of 150,000 shares of common stock, par value $10.00 per share , all of which shares are issued and outstanding and all of such shares are owned by the Seller, and none of which are held by PIC-2 as treasury shares.

          (c) Except for this Agreement, there are no agreements, arrangements, options, warrants or other rights or commitments of any character relating to the issuance, transfer, sale, purchase or redemption of any shares of capital stock of either of the Companies, and no such agreements, arrangements, options, warrants or other rights or commitments will be entered into or granted between the date hereof and the Closing Date. All of the outstanding shares of both of the Companies are validly issued, fully paid and nonassessable with no liability attaching to the ownership thereof, and are owned of record and beneficially by the Seller in the case of PIC-1 and by PIC-1 in the case of PIC-2, free and clear of any liens, claims, encumbrances and restrictions of any kind; and the transfer and delivery of the outstanding PIC-1 Shares to DGI by the Seller as contemplated by this Agreement will be sufficient to transfer good and marketable record and beneficial title to all of the outstanding PIC-1 Shares to DGI, free and clear of liens, claims, encumbrances and restrictions of any kind and, at the Closing, PIC-1 will have good and marketable record and beneficial title to all of the outstanding PIC-2 Shares, free and clear of liens, claims, encumbrances and restrictions of any kind.

     2.5 No Distributions on Capital Stock. Neither of the Companies has ever purchased or redeemed any shares of its outstanding capital stock and, since December 31, 2002, neither of the Companies has declared or paid any dividend or made any other distribution in respect of its capital stock.

     2.6 Financial Statements; Examinations.
          (a) Each of the Companies has furnished to DGI its balance sheet as of December 31, 2002 and the related statement of operations and of changes in financial position for the year then ended (the "Annual Financial Statements"), together with appropriate notes to such financial statements and its balance sheets and the related statements of operations and of changes in financial position for the six months ended June 30, 2003 (the "Interim Financial Statements" and together with the Annual Financial Statements, the "Company Financial Statements"). The Annual Financial Statements are accompanied by the reports thereon by PricewaterhouseCoopers LLP, independent certified public accountants. The Company Financial Statements are correct and complete in all material respects and fairly present the financial position of each of the Companies as at the respective dates thereof and the results of its operations and the changes in its financial position for the respective periods covered thereby, and have been prepared in conformity with accounting principles and practices prescribed or permitted by the Insurance Department of the State of Maryland consistently applied throughout all periods.

          (b) Each of the Company Financial Statements was in compliance in all material respects with applicable Law when filed.

          (c) The most recently completed reports of examination of each of the Companies conducted by any insurance Governmental Entities was for the periods set forth in Schedule 2.6(C), and each of the Companies has furnished DGI with a complete and correct copy of such reports.

          (d) Since the dates of all examinations referred to in Section 2.6(c), neither of the Companies has been the subject of further examination by any insurance Governmental Entity, and neither of the Companies is currently undergoing examination by any insurance Governmental Entity.

          (e) Schedule 2.6(E) sets forth a correct and complete list of all (i) accounts, borrowing resolutions and deposit boxes maintained by each of the Companies at any bank or other financial institution, (ii) the names of the persons authorized to sign or otherwise act with respect thereto and (iii) powers of attorney for each of the Companies with respect thereto.

     2.7 Material Changes Since December 31, 2002. Except as described in
Schedule 2.7, since December 31, 2002, the business of each of the Companies has been operated only in the ordinary course and, whether or not in the Ordinary Course of Business, other than as disclosed in this Agreement or the schedules referred to herein and there has not been, occurred or arisen (i) any material adverse change in the Condition of each of each of the Companies from that shown on its balance sheet as of December 31, 2002 referred to in Section 2.6; (ii) any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, to any Company Property which is material to the financial condition, operations or business of either of the Companies taken as a whole;
(iii) any material increase in any employee benefit plan listed in Section 2.19;
(iv) any amendment or termination of any agreement, or cancellation or reduction of any debt owing to either of the Companies or waiver or relinquishment of any right of material value to either of the Companies or (v) any other event, condition or state of facts of any character that would constitute a Company Adverse Effect as to either of the Companies.

     2.8 Availability of Assets and Legality of Use. The Assets owned or leased by each of the Companies constitute all of the Assets that are being used by it in its business, and such Assets are in good and serviceable condition, normal wear and tear excepted, and suitable and adequate for the uses for which intended and such Assets and their uses conform in all material respects to all applicable Laws. Such Assets will be sufficient for the continued conduct of each of the Companies' business immediately after the Closing in substantially the same manner as each of the Companies' business was conducted immediately prior to the Closing.

     2.9 Title to Property. Each of the Companies has good and marketable title to all of its Assets, including the Assets reflected on its December 31, 2002 balance sheet referred to in Section 2.6 and all of the Assets thereafter acquired by it, except to the extent that such Assets have thereafter been disposed of for fair value in the Ordinary Course of Business.

     2.10 Books and Records. The books of account, minute books, stock record books and other records of each of the Companies, all of which have been made available to DGI, are complete and correct and have been maintained in accordance with sound business practices and the requirements of the Maryland Insurance Law. Since January 1, 1997, the minute books of each of the Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the board of directors and committees of the board of directors of each of the Companies, and no meeting of any such stockholders, board of directors or committees thereof has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of the aforementioned books and records will be in the possession of PIC-1 and PIC-2, respectively.

     2.11 Accounts Receivable. All accounts receivable reflected on the December 31, 2002 balance sheet of each of the Companies referred to in Section 2.6 that have not collected at the date hereof, have arisen from bona fide transactions in the Ordinary Course of Business. None of such receivables is subject to counterclaims or set-offs or is in dispute and all of such accounts are good and collectable in the Ordinary Course of Business at the aggregate recorded amounts thereof, subject in each case to the allowance for possible losses shown on such balance sheet. All accounts receivable existing on the Closing Date will be good and collectible in the Ordinary Course of Business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts, which allowance will be determined on a basis consistent with the basis used in determining the allowance for doubtful accounts reflected in the December 31, 2002 balance sheet of each of the Companies referred to in Section 2.6.

     2.12 Compliance with Legal Requirements; Governmental Authorizations.
Schedule 2.12 hereto contains a complete and accurate list of each license to transact insurance in a state and each other material license, permit and other authorization held by each of the Companies in the operation of its business. Except as set forth in Schedule 2.12:

          (a) Each of the Companies is, and at all times since January 1, 1997 has been, in compliance in all material respects with the Maryland Insurance Law, and all other Laws that are applicable to it or to the conduct or operation of its business or the ownership or use of any of the Assets or Company Property of each of the Companies.

          (b) No event has occurred or circumstance exists that with or without notice or lapse of time (i) may constitute or result in a violation by either of the Companies of, or a failure on the part of either of the Companies to comply with, any Law in any material respect or (ii) may give rise to any material obligation on the part of either of the Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          (c) Neither of the Companies has received, at any time since January 1, 1997, any oral or written notice or other communication from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Law in any material respect or (ii) any actual, alleged, possible or potential material obligation which may give rise on the part of either of the Companies to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.

          (d) Each of the Companies possesses all material licenses, permits and other authorizations necessary to own or lease and operate its properties and to conduct its business as now conducted and each of the agents of each of the Companies is duly licensed as such. All of such licenses, permits and authorizations of each of the Companies and such agents' appointments are hereinafter collectively called the "Permits." All Permits are in full force and effect and will continue in effect after the date hereof and the Closing Date without the consent, approval or act of, or the making of any filing with, any Governmental Entity other than (i) the Required Filings and Approvals and (ii) as provided under the HSR Act. Each of the Companies is, and at all times since January 1, 1997 has been in material compliance with all terms and requirements of each Permit. Neither of the Companies is, nor, to the Knowledge of the Seller, any of the agents of either of the Companies is in material violation of the terms of any Permit, and neither of the Companies has received notice of any violation or claimed violation thereunder. All applications required to have been filed by either of the Companies for the renewal of any and all Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made by either of the Companies with such Governmental Entities with respect to the Permits have been duly made on a timely basis.

     2.13 Real Property and Leases. Neither of the Companies owns any real property except as set forth on Schedule 2.13(A). Schedule 2.13(B) includes true and correct copies of every lease or agreement under which either of the Companies is lessee or sublessee of, or holds or operates, any real property owned by any third party. Each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of PIC-1 or PIC-2, as the case may be, and, to the Knowledge of the Seller, the other parties thereto. Neither of the Companies is in default in any material respect under any such lease or agreement nor has any event occurred that with the passage of time or giving of notice or both would constitute such a default and neither of the Companies will take any action or fail to take required action between the date hereof and the Closing Date that would permit any such default or event to occur. Except as set forth on Schedule 2.13(B), none of such leases and agreements requires the consent of any party thereto in order to undertake or consummate the transactions contemplated by this Agreement.

     2.14 Insurance.

          (a) Each of the Companies maintains policies of fire and casualty, product and other liability and other forms of insurance in such amounts and against such risks and losses as are adequate and reasonable for its business and properties and are sufficient for compliance with all Laws applicable to each of the Companies. All such policies are valid, duly issued and enforceable in accordance with their respective terms and conditions. Schedule 2.14 contains a list and an accurate description of all policies of insurance that are or were owned, held or maintained by or for the benefit of either of the Companies or under which either of the Companies is or was a named insured as of the date hereof, including policy numbers, nature of coverage, limits, deductibles, carriers, premiums and effective and termination dates, under which either of the Companies has any remaining coverage. Both of the Companies have complied with each of such policies and has not failed to give any notice or present any known claim thereunder. Each of the Companies will keep such insurance in full force and effect through the Closing Date. Neither of the Companies has received, and to the Knowledge of the Seller after due inquiry, no event or omission has occurred that may cause it to receive, notice that any such policies will be cancelled or will be reduced in amount or scope. True and complete copies of all such policies have been delivered to DGI.

          (b) The Seller represents that there are no claims pending against either of the Companies under any insurance policies under which either of the Companies is a named insured and that, in the event that a claim were to arise at anytime that may be covered by such an insurance policy, then the Seller will assist DGI in submitting a claim to the former insurance carriers of the Companies.

     2.15 Conduct of Business.

          (a) Schedule 2.15 lists all claims arising in other than the Ordinary Course of Business that are pending or to the Knowledge of the Seller threatened against either of the Companies and correctly sets forth the data reflected therein.

          (b) The aggregate actuarial reserves and other actuarial amounts held in respect of Liabilities with respect to Insurance Contracts of each of the Companies as established or reflected in its December 31, 2002 Annual Statement and in its Annual Financial Statements as of December 31, 2002: (i) were determined in accordance with sound actuarial standards consistently applied,
(ii) were fairly stated in accordance with sound actuarial principles, (iii) were based on actuarial assumptions that are in accordance with those specified in the related Insurance Contracts, (iv) met the requirements of the insurance Laws of the applicable jurisdiction in all material respects and (v) to the Knowledge of the Seller, were adequate to cover the total amount of all reasonably anticipated matured and unmatured Liabilities of each of the Companies under all outstanding Insurance Contracts pursuant to which either of the Companies has any Liability.

          (c) All outstanding insurance coverage issued by each of the Companies is, to the extent required by applicable Law, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or has been filed with and not objected to by such authority within the period provided for objection. Neither of the Companies has exceeded any authority granted to it by any party to bind it in connection with its business.

     2.16 No Undisclosed Liabilities. Neither of the Companies is subject to any material Liability, including, to the Seller's Knowledge, unasserted claims, absolute or contingent, that is not shown or that is in excess of amounts shown or reserved for in the December 31, 2002 balance sheet referred to in Section 2.6, other than Liabilities of the same nature as those set forth in such balance sheet and reasonably incurred in the Ordinary Course of Business after December 31, 2002.

     2.17 No Default or Litigation. Except as set forth in Schedule 2.17, neither of the Companies is in default in any material respect under any agreement, lease or other document to which it is a party. Except as set forth and described in Schedules 2.15 and 2.17, there are no lawsuits, proceedings, claims or governmental investigations pending or, to the Knowledge of the Seller, threatened against either of the Companies or against the properties or business thereof that might, individually or in the aggregate, have a Company Adverse Effect on either of the Companies and the Seller knows of no factual basis for any such lawsuit, proceeding, claim or investigation and there is no action, suit, proceeding or investigation pending, threatened or contemplated that questions the legality, validity or propriety of the transactions contemplated by this Agreement.

     2.18 Tax Liabilities. The amounts reflected as liabilities for Taxes on the December 31, 2002 balance sheet referred to in Section 2.6 are sufficient for the payment of all Taxes of the Companies accrued for or applicable to the period ended on such balance sheet date and all years and periods prior thereto. All Tax Returns that are required to be filed by or in respect of either of the Companies up to and including the date hereof have been filed and all Taxes, including any interest and penalties thereon, that have become due pursuant to such Returns or pursuant to any assessment have been paid and no extension of the time for filing of any such return is presently in effect. All such Returns that have been filed or will be filed by or in respect of either of the Companies for any period ending on or before the Closing Date are or will be true and correct. There exists no proposed assessment against either of the Companies. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any Company Property. Each of the Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. No claim has ever been made by a Governmental Entity in a jurisdiction where either of the Companies or the Seller on behalf of either of the Companies, does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Each of the Companies has delivered to DGI correct and complete copies of all federal, state and local Tax Returns, examination reports filed by it and statements of deficiencies assessed against or agreed to by either of the Companies since January 1, 1999.

     2.19 Contracts. Except as set forth in Schedule 2.19 or any other schedule referred to herein, neither of the Companies is a party to (i) any contract for the purchase or sale of real property to or from any third party; (ii) any contract for the lease or sublease of personal property from or to any third party that provides for annual rentals in excess of $50,000, or any group of contracts for the lease or sublease of similar kinds of personal property from or to third parties that provides in the aggregate for annual rentals in excess of $50,000; (iii) any contract for the purchase or sale of equipment, computer software, lists of clients, insurance carriers or agents or similar information, commodities, merchandise, supplies, other materials or personal property or for the furnishing or receipt of services that calls for performance over a period of more than 60 days and involves more than the sum of $50,000; (iv) any license agreement involving the use of copyrights, franchises, licenses, trademarks, or information owned by either of the Companies or others; (v) any broker's representative, sales, agency or advertising contract that is not terminable on notice of 30 days or less; (vi) any contract involving the borrowing or lending of money or the guarantee of the obligations of officers, directors, employees or others; (vii) any contract with the Seller or (viii) any other contract, whether or not made in the Ordinary Course of Business, that is material to the business or Assets of either of the Companies. Copies of all contracts and agreements identified in Schedule 2.19 have been made available to DGI. No outstanding purchase commitment by either of the Companies is in excess of its ordinary business requirements or at a price in excess of market price at the date thereof. Except as set forth in Schedule 2.19 or any other schedule referred to herein, none of such contracts and agreements will expire or be terminated or be subject to any modification of terms or conditions by reason of the consummation of the transactions contemplated by this Agreement. With respect to the contracts described in clause (vii) above, none of the agents who is party to any such agreement has terminated, threatened to terminate or given any notice, written or oral, of an intention to terminate its agreement with either of the Companies or to reduce substantially the volume of business placed with or through either of the Companies, and the Seller knows of no condition or state of facts or circumstances that would cause any such termination or reduction in the foreseeable future. Neither of the Companies is in default in any material respect under the terms of any such contract nor is it in default in the payment of any insurance premiums due to insurance carriers nor any principal of or interest on any indebtedness for borrowed money nor has any event occurred that, with the passage of time or giving of notice or both, would constitute such a default by either of the Companies and, to the Knowledge of the Seller, no other party to any such contract is in default in any material respect thereunder nor has any such event occurred with respect to such party. Without the prior written consent of DGI, the Seller will not cause or permit either of the Companies to make any changes or modifications in any of the foregoing, nor incur any further obligations or commitments, nor make any further additions to its properties, except in each case in the Ordinary Course of Business and as contemplated by this Agreement.

     2.20 Employee Agreements. Listed on Schedule 2.20 are all plans, contracts and arrangements, oral or written, including but not limited to union contracts, employee benefit plans, employment agreements, consulting agreements, confidentiality agreements, non-competition agreements or other agreements with any employees of either of the Companies, under which either of the Companies has any obligations, other than obligations to make current wage or salary payments terminable on notice of 30 days or less, to or on behalf of its officers, employees or their beneficiaries or under which any of such persons owes money to either of the Companies. The bonus arrangements made by the Seller with certain officers of the Companies that are payable upon the sale of the Shares are not contingent on the results of operations of the Companies or on the amount of the purchase price for the Shares.

     2.21 Employee Relations. Neither of the Companies has engaged in any unfair labor practice, unlawful employment practice or unlawful discriminatory practice in the conduct of its business. Each of the Companies has complied in all material respects with all applicable laws, rules and regulations relating to wages, hours and collective bargaining and has withheld all amounts required by agreement to be withheld from the wages or salaries of employees. The relations of each of the Companies with its employees are satisfactory and neither of the Companies is a party to or affected by or threatened with, or to the Knowledge of the Seller, in danger of being a party to or affected by, any labor dispute that materially interferes or would materially interfere with the conduct of its business. Schedule 2.21 sets forth the name and total annual compensation, including bonuses, payable to each of the officers, directors and employees of either of the Companies whose total annual compensation, including bonuses, during the year ended December 31, 2002 exceeded the sum of $100,000. Since December 31, 2002, there has been no material increase in the compensation payable to any of such officers, directors and employees, except as set forth in
Schedule 2.21.

     2.22 Employee Retirement Income Security Act. Schedule 2.20 contains a list of any "employee benefit plan" within the meaning of Section 3(3) of ERISA established or maintained by either of the Companies or to which either of the Companies has made any contributions. Neither of the Companies is required, and was required within the immediately preceding five years, to make any contribution to any "multiemployer plan" within the meaning of Section 3(37) of ERISA. Neither of the Companies has liability in respect of any employee benefit plans established or maintained or to which contributions are or were made by it to the PBGC or to any beneficiary of such plans. All required reports and descriptions, including Form 5500 Annual Reports, summary annual reports, PBGC-1's and summary plan descriptions, have been timely filed and distributed appropriately by each of the Companies with respect to each such employee benefit plan. The requirements of COBRA have been met by each of the Companies with respect to each such employee benefit plan that is an Employee Welfare Plan.

         Except as set forth in Schedule 2.20, (i) no employee pension benefit plan, as defined in Section 3(2) of ERISA, maintained or contributed to by either of the Companies or in respect of which either of the Companies is considered an "employer" under Section 414 of the Code, has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived or has incurred any liability to PBGC and (ii) neither of the Companies has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any employee pension benefit plan maintained by it, which breach has given rise to, or will in the future give rise to, an obligation to pay money. Except as set forth in Schedule 2.20, neither of the Companies nor any of their Affiliates or, to the Knowledge of the Seller, any "party in interest," as defined in Section 3(14) of ERISA, in respect of any such plan has engaged in any non-exempted prohibited transaction described in Section 406 and 408 of ERISA or Section 4975 of the Code. Except as set forth in Schedule 2.20, no reportable event, as defined in Section 4043 of ERISA, has occurred with respect to any employee pension benefit plan maintained or contributed to by either of the Companies or in respect of which either of the Companies is an employer under Section 414 of the Code and none of such plans has been terminated by the plan administrator thereof or by the PBGC. Neither of the Companies or their Affiliates has incurred any liability under ERISA. The original or a complete correct copy of each plan listed in Schedule
2.20 has been delivered to DGI.

     2.23 Conflicts; Sensitive Payments. There are (i) no material situations involving the interests of the Companies except as listed in Schedule 2.19 or described in Schedule 2.23 or, to the Knowledge of the Seller, any officer or director of either of the Companies that may be generally characterized as a "conflict of interest," including, but not limited to, the leasing of property to or from either of the Companies or direct or indirect interests in the business of competitors, suppliers or customers of either of the Companies and
(ii) no situations involving illegal payments or payments of doubtful legality from corporate funds of either of the Companies since January 1, 1997 to governmental officials or others that may be generally characterized as a "sensitive payment."

     2.24 Corporate Name. The Companies own and possess, to the exclusion of the Seller and its Affiliates, all rights to the use of the name The Peninsula Insurance Company and Peninsula Indemnity Company in the operation of the present business of the Companies or any other business similar to or competitive with that being conducted by the Companies, including, but not limited to, the right to use such name in advertising.

     2.25 Trademarks and Proprietary Rights. All trademarks, trade names, copyrights and applications therefor that are owned or used or registered in the name of or licensed to either of the Companies are listed and briefly described in Schedule 2.25. Other than as specified in Section 2.25, no proceedings have been instituted or are pending or threatened or, to the Knowledge of the Seller, contemplated that challenge the validity of the ownership by the Companies of any of such trademarks, trade names, copyrights or applications. Neither of the Companies has licensed anyone to use any of the foregoing or any other technical know-how or other proprietary rights of either of the Companies, and the Seller has no Knowledge of the infringing use of any of such trademarks and trade names or the infringement of any of such copyrights by any person except as set forth in Section 2.25. Each of the Companies owns and has properly registered all trademarks, trade names, copyrights, processes and other technical know-how and other proprietary rights now used in the conduct of its business and has not received any notice of conflict with the asserted rights of others except as specified in Schedule 2.25.

     2.26 Environmental Matters.

          (a) Each of the Companies is, and, to the Knowledge of the Seller, all Properties of each of the Companies including, with respect to any Company Property, all owners or operators thereof, are, and at all times have been in substantial compliance with all applicable Environmental Laws. Neither of the Companies has received any communication, written or oral, that alleges that either of the Companies or any Company Property including, with respect to any Company Property, any owner or operator thereof, is not in such compliance, and, to the Knowledge of the Seller, there are no circumstances that may prevent or interfere with such compliance in the future.

          (b) There is no Environmental Claim pending against either of the Companies or any Company Property by any governmental entity or, to the Knowledge of the Seller, threatened against either of the Companies or any Company Property by any governmental entity, or any Person whose Liability for any Environmental Claims either of the Companies has or may have retained or assumed either contractually or by operation of Law, except for Environmental Claims that, individually or in the aggregate, would not have a Company Adverse Effect on either of the Companies and excluding claims arising under Insurance Contracts issued by the Companies.

          (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, disposal or presence of any Hazardous Materials, that, to the Knowledge of the Seller, could form the basis of any Environmental Claim against either of the Companies, any Company Property or any Person whose Liability for any Environmental Claim either of the Companies has or may have retained or assumed either contractually or by operation of Law.

          (d) There are no Hazardous Materials present on or in any Company Property, including Hazardous Materials contained in barrels, above or underground storage tanks, except as set forth in Schedule 2.26, landfills, land deposits, dumps, equipment, whether movable or fixed, or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of the Company Property or such adjoining property, or incorporated into any structure therein or thereon.

          (e) Without in any way limiting the generality of the foregoing, to the Knowledge of the Seller, (i) Schedule 2.26 identifies all underground storage tanks and the capacity and contents of such tanks currently or formerly located on any Company Property, (ii) there is no friable asbestos contained in or forming part of any building or structure owned or leased by either of the Companies and (iii) no polychlorinated biphenyls are used or stored at or on any Company Property.

     2.27 Insurance Issued by the Companies.

          (a) Each of the Companies has provided to DGI all forms of Insurance Contracts used by it as of June 30, 2003. Since June 30, 2003, no forms of Insurance Contracts written by either of the Companies have been amended and no sales of any new forms of Insurance Contracts have been commenced, other than changes to forms, which changes are not, in the aggregate, material.

          (b) To the Knowledge of the Seller, all benefits payable on or prior to the date as of which this representation is made by either of the Companies under Insurance Contracts have in all material respects been paid, or provision for payment thereof has been made, in accordance with the terms of the Insurance Contracts under which they arose, such payments were not delinquent and were paid, or if provision has been made will be paid, without fines or penalties, that, if not so paid or provided for, would have a Company Adverse Effect on either of the Companies, and except for such benefits for which such Company reasonably believes there is a valid basis to contest payment and is taking appropriate action in connection therewith.

          (c) To the Knowledge of the Seller, (i) all amounts recoverable under reinsurance Contracts including, without limitation, amounts based on paid and unpaid Losses are fully collectible except for any such amounts that are less than $100,000 in the aggregate; (ii) each insurance agent or broker, at the time such agent or broker wrote, sold or produced business for either of the Companies, was duly licensed as an insurance agent or broker for the type of business written, sold or produced by such insurance agent or broker in the particular jurisdiction in which such agent or broker wrote, sold or produced such business for either of the Companies, except for such failures to be so licensed that would not, in the aggregate, have a Company Adverse Effect on either of the Companies and (iii) no such insurance agent or broker has violated or has taken any action that, with notice or lapse of time or both, would have violated any Law except for such violations as would not have a Company Adverse Effect on either of the Companies.

          (d) Since January 1, 1993, except as set forth in Schedule 2.27, neither of the Companies has undertaken any liability under assumed reinsurance agreements of any nature, except for state mandated guaranty funds and residual market insurance plans.

     2.28 Health and Safety Matters.

          (a) Each of the Companies has complied and is in compliance with all Health and Safety Requirements.

          (b) Without limiting the generality of the foregoing, each of the Companies has obtained and complied with, and is in compliance with, all Permits, licenses and other authorizations that are required pursuant to the Health and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on Schedule 2.28.

          (c) Neither the Seller nor either of the Companies has received any written or oral notice, report or other information regarding any actual or alleged violation of Health and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to either of the Companies or its facilities arising under Health and Safety Requirements.

     2.29 No Omissions. None of the representations or warranties of the Seller contained herein, none of the information contained in the Schedules referred to in this Article II, and none of the other information or documents furnished to DGI or its representatives by the Seller or either of the Companies in connection with this Agreement is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. To the Knowledge of the Seller, there is no fact that adversely affects, or in the future is likely to effect adversely, the business or assets of either of the Companies in any material respect that has not been disclosed in writing to DGI.

     2.30 Finders. Neither of the Companies nor the Seller has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement, except for the obligation of the Seller to pay a finders' fee to Gill & Roeser and the obligation of the Seller to pay certain bonuses to certain officers of the Company. Neither of the Companies nor the Seller has any agreement or obligation whatsoever with entities other than DGI regarding any proposed acquisition of the Companies by any such entity and none of them is engaged in any negotiations with any such entity for any such acquisition.

     2.31 Representations and Warranties to Be True on the Closing Date. All of the representations and warranties set forth in this Article II shall be true and correct on the Closing Date.


                                  Article III
                REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF DGI

         As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated herein, DGI represents and warrants to the Seller and agrees as follows:

     3.1 Organization of DGI. DGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     3.2 Corporate Authority. This Agreement and the transactions contemplated herein have been duly approved by all necessary corporate action on the part of DGI. This Agreement, when executed and delivered by DGI, and assuming due execution hereof by the Seller, will constitute the valid and binding agreement of DGI enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated herein, nor compliance with nor fulfillment of the terms and provisions hereof, will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Certificate of Incorporation or By-laws of DGI, any instrument, agreement, mortgage, judgment, order, award, decree or other restriction to which DGI is a party or by which it is bound or any statute or regulatory provisions affecting it or (ii) require the approval, consent or authorization of or any filing with or notification to any federal, state or local court, Governmental Entity except
(x) as provided under the HSR Act, (y) the Required Filings and Approvals and
(z) such conflicts, breaches, defaults, rights or approvals that, individually or in the aggregate, do not have a material adverse effect on the Condition of DGI.

     3.3 Finders. DGI has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions provided for in this Agreement based on actions taken or agreements entered into by DGI.

     3.4 Representations and Warranties to Be True on the Closing Date. All of the representations and warranties set forth in this Article III shall be true and correct on the Closing Date.


                                   Article IV
                        ACTION PRIOR TO THE CLOSING DATE

         The parties covenant and agree to take the following action between the date hereof and the Closing Date:

     4.1 Investigation of the Companies. The Seller shall cause the Companies to afford to the officers, employees and authorized representatives, including, without limitation, independent public accountants and attorneys, of DGI such reasonable access upon reasonable prior notice during normal working hours to the offices, properties, personnel, business and financial and other records of the Companies as DGI shall deem necessary or desirable, and shall furnish to DGI or its authorized representatives such additional financial and operating and other data as shall be reasonably requested, including all such information and data as shall be necessary in order to enable DGI or its representatives to verify to their satisfaction the accuracy of the Company Financial Statements and the representations and warranties contained in Article II of this Agreement. No investigation made by DGI or its representatives, except to the extent of actual Knowledge by DGI of any inaccuracy or breach of the representations and warranties of the Seller contained herein, shall affect the representations and warranties of the Seller hereunder or the liability of the Seller with respect thereto.

     4.2 Confidential Nature of Information. DGI and the Seller agree that, in the event that the transactions contemplated herein shall not be consummated, each will treat in confidence all documents, materials and other information that it shall have obtained during the course of the negotiations leading to this Agreement, the investigation of the other party hereto and the preparation of this Agreement and other documents relating to this Agreement (collectively, the "Confidential Information"), and shall return to the other party all copies of the Confidential Information that have been furnished in connection therewith. In the event that a party hereto becomes legally compelled to disclose any of the Confidential Information, it shall provide the other party with reasonable notice so that it may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 4.2. In the event that such protective order or other remedy is not obtained or that the other party does not waive compliance with the provisions of this Section 4.2, the first party will furnish only that portion of the Confidential Information that it is advised by opinion of counsel, which counsel shall be reasonably acceptable to the other party, is legally required and will endeavor to obtain assurance that confidential treatment will be accorded the Confidential Information so furnished. DGI and the Seller agree and acknowledge that a breach of the provisions of this Section 4.2 would cause the other party to suffer irreparable damage that could not be adequately remedied by an action at law. Accordingly, each party agrees that the other party shall have the right to seek specific performance of the provisions of this Section 4.2 to enjoin a breach or attempted breach of the provisions of this Section 4.2, such right being in addition to all other rights and remedies that are available to each party at law, in equity or otherwise.

     4.3 Preserve Accuracy of Representations and Warranties. The Seller shall refrain from taking any action and shall cause the Companies to refrain from taking any action that would render any representation or warranty contained in
Article II of this Agreement inaccurate as of the Closing Date. The Seller will promptly notify DGI of any lawsuits, claims, proceedings or investigations that, to the Knowledge of the Seller, may be threatened, brought, asserted or commenced against either of the Companies, their officers or directors or the Seller (i) involving in any way the transactions contemplated by this Agreement or (ii) which would, if determined adversely, have a Company Adverse Effect on either of the Companies.

     4.4 Maintain the Companies As Going Concerns. Except as otherwise specifically provided herein, the Seller shall cause each of the Companies to conduct its business in accordance with past practices and to use its best efforts to maintain the business organization of each of the Companies intact, keep available the services of each of the Companies' officers, employees and agents and preserve the good will of its insurance underwriters, employees, clients and others having business relations with it. The Seller shall cause each of the Companies to provide DGI promptly with interim monthly financial information and any other management reports, as and when they shall become available, confer with DGI concerning operational matters of a material nature and otherwise report periodically to DGI concerning the status of the business, operations and financial condition of each of the Companies.

     4.5 Make No Material Change in the Companies. Prior to the Closing Date, the Seller shall not, without the prior written approval of DGI, cause or permit either of the Companies to (i) make any material change in its business or operations except as set forth in Schedule 4.5; (ii) make any material change in the accounting policies applied in the preparation of the financial statements referred to in Section 2.6; (iii) declare any dividends on its issued and outstanding shares of capital stock or make any other distribution of any kind in respect thereof; (iv) issue, sell or otherwise distribute any authorized but unissued shares of its capital stock or effect any stock split or reclassification of any such shares or grant or commit to grant any option, warrant or other rights to subscribe for or purchase or otherwise acquire any shares of its capital stock or any security convertible or exchangeable for any such shares; (v) purchase or redeem any of its capital stock; (vi) incur or be liable for indebtedness to the Seller or any of its subsidiaries or Affiliates;
(vii) make any material change in the compensation of its officers or key employees; (viii) enter into any contract, license, franchise or commitment other than in the Ordinary Course of Business or waive any rights of substantial value; (ix) make any donation to any charitable, civic, educational or other eleemosynary institution in excess of donations made in comparable past periods,
(x) make any change in the levels, procedures or methods employed in the setting or changing of case basis loss reserves other than as is consistent with the historical reserving practices of both of the Companies as described on Schedule
4.5 without the prior written approval of DGI nor shall any claim file be closed by either of the Companies prior to the final disposition of such claim other than in the ordinary course of business or (xi) enter into any other transaction affecting in any material respect its business other than in the Ordinary Course of Business and in conformity with its past practices or as contemplated by this Agreement.

     4.6 No Public Announcement. Neither the Seller nor DGI shall, without the approval of the other, make any press release or other public announcement or filing concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall so determine, in which case the other party shall be advised thereof and given a reasonable opportunity to comment thereon.

     4.7 Antitrust Law Compliance. DGI and the Seller have filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby. Each party warrants that all such filings by it were, and any future filings will be, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act and any such rules and regulations. Each of DGI and the Seller agrees to make available to the other such information as each of them may reasonably request relative to its business, assets and property as may be required of each of them to file any additional information requested by such agencies under the HSR Act and any such rules and regulations.

     4.8 Required Filings. As promptly as practical after the date of this Agreement, the Seller, the Companies and DGI shall promptly commence and make all Required Filings with the appropriate Governmental Entity required by Law to be made by any of them in order to consummate the transactions contemplated by this Agreement. Between the date of this Agreement and the Closing Date, the Seller shall cooperate with DGI with respect to all Required Filings that DGI elects to make or is required by law to make in connection with the transactions contemplated by this Agreement. DGI agrees to file a Form A with the Commissioner of Insurance of Maryland seeking approval of DGI's acquisition of the Companies within 10 days after the signing of this Agreement.


                                   Article V
                       ADDITIONAL COVENANTS OF THE SELLER

     5.1 Non-Disclosure and Non-Solicitation.

          (a) In furtherance of the sale of the Shares to DGI and to protect the business and goodwill of the Companies, the Seller agrees that, for a period commencing on the date of this Agreement and ending on the fourth anniversary of the Closing Date, neither the Seller nor any subsidiary of the Seller shall induce or attempt to persuade any employee of either of the Companies to terminate such employment with the Companies in order to enter into employment with the Seller or any of its subsidiaries provided, however, that nothing herein shall prohibit the Seller or its subsidiaries from hiring such employees in the event that an employee responds to an advertisement for employment that is not directed at such employee.

          (b) In furtherance of the sale of the Shares to DGI and to protect the business and goodwill of the Companies, the Seller agrees, on behalf of itself and its subsidiaries, that for a period commencing on the date of this Agreement and ending on the second anniversary of the Closing Date, neither the Seller nor any subsidiary of the Seller shall disclose any information, in whatever form or whether now or later in its possession, with respect to the policyholders or the agents of either of the Companies.

          (c) Without limiting the right of DGI and any of its successors or assigns to pursue all other legal and equitable rights available to them for violation of the covenants set forth in Sections 5.1(a) and 5.1(b) by the Seller, it is agreed that other remedies cannot fully compensate DGI and its successors and assigns for such a violation and that DGI and its successors and assigns shall be entitled to injunctive relief to prevent violation or continuing violation hereof. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this covenant, any term, restriction, covenant or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

     5.2 Use of Trademarks. From and after the Closing Date, neither the Seller nor any officer, director or employee of the Seller shall have the right to use any of the trademarks, trade names or applications therefor heretofore used or owned by either of the Companies or to use any trademarks or trade names similar thereto or designs imitative thereof, except as officers or agents of the Companies in connection with their businesses prior to the Closing Date. From the date hereof, neither the Seller nor any officer, director or employee thereof shall have the right to use or to disclose, except in the Ordinary Course of Business, to any person, firm or corporation other than DGI, its employees, agents and representatives, any secret processes, know-how, trade or business secrets or client lists or other proprietary information of either of the Companies.

     5.3 Use of Name. From and after the Closing Date, the Companies and their successors, assigns and affiliates shall own or possess, to the exclusion of the Seller and any person controlling or controlled by the Seller, all rights to use the names "The Peninsula Insurance Company", "Peninsula Indemnity Company" and any name similar thereto.

     5.4 Loss and Adjusting Reserves Guarantee.

          (a) The Seller hereby guaranties DGI against any deficiency in excess of $1,500,000 in the case basis loss reserves, reserves for incurred but not reported losses and reserves for allocated loss adjustment expenses of the Companies (collectively, the "Reserves") which are provided for on the Audited Closing Balance Sheet provided for in Section 6.2 of this Agreement (the "Reference Date") based on a final actuarial review of the development of the Reserves, if any. Such actuarial review shall be conducted in preliminary form annually within 60 days of the Reference Date with a final actuarial review and report being rendered within 60 days as of the fourth anniversary of the Reference Date (the "Final Redetermination Date"). The Seller shall make any guarantee payment due DGI within 10 business days after the final determination of the amount thereof as provided in Section 5.4(d). This guarantee shall be the exclusive remedy of the Seller with respect to the Reserves.

          (b) Annually, DGI shall prepare an actuarial review which shall be certified by KPMG LLP (the "Actuary") within 60 days of each annual Reference Date and the results shall be submitted to the Seller and DGI upon completion in the form of a certified actuarial report (each an "Annual Actuarial Report"). With the exception of the final report rendered on the Final Redetermination Date, which final report shall be subject to Section 5.4(c) dispute procedures, each annual report shall be deemed by the Seller and DGI to be preliminary in form and shall not be binding on the parties. Each Annual Actuarial Report shall consist of an actuarial redetermination as of each Redetermination Date, of (i) the Reserves for liabilities of the Companies incurred on or before the Reference Date, (ii) a determination of the amount of reinsurance with respect to such liabilities and (iii) a determination of the losses and loss adjustment expenses paid (net of proceeds collected from reinsurance purchased by the Companies prior to the Closing Date) by the Companies during the period between the Reference Date and the respective Redetermination Date with respect to liabilities incurred prior to the Reference Date, which review shall be conducted by the Actuary (x) using its independent judgment based on prevailing facts, circumstances and trends, (y) in accordance with generally accepted actuarial standards and principles and (z) to the extent not inconsistent with the foregoing, in a manner and applying a method consistent with the determination of the Reserves in the Companies' 2002 Annual Statements. Each Annual Actuarial Report shall be accompanied by:

                (i) a schedule that shows the composition of the Reserves, net of reinsurance purchased by the Companies prior to the Closing Date, in respect of losses incurred by the Companies on or before the Reference Date and in respect of the development of such losses after the Reference Date;

               (ii) a reconciliation of the amounts included in such
                    schedule to the Reserves included, or to be included, in the Annual Statements of the Companies filed, or to be filed, with the state regulatory authorities after the Reference Date; and

              (iii) a calculation of any payment required to be made by
                    the Seller to DGI in accordance with this Section 5.4.

          (c) If the Seller objects to the final report rendered on the Final Redetermination Date (a "Dispute"), the Seller shall give DGI a written notice of a Dispute (a "Dispute Notice") which notice shall be rendered within 30 days after the receipt by the Seller of the final Annual Actuarial Report rendered as of the Final Redetermination Date. Such Dispute Notice shall set forth in reasonable detail the elements and amounts to which it objects and the basis for such objection. DGI shall within 30 days after receipt of such Dispute Notice, attempt to resolve such Dispute and agree in writing upon the final content of the respective Annual Actuarial Report and upon the amount of any guarantee payment to be made by the Seller to DGI and shall also provide the information required by paragraph (d) of this Section 5.4. In the event that the Seller and DGI are unable to resolve any Dispute within such 30-day period, then the Dispute shall immediately be submitted to Ernst & Young LLP (the "Arbiter") for resolution. Within 30 days from the date that any such dispute is submitted to the Arbiter, the Arbiter shall deliver to DGI and the Seller a written report setting forth (i) the Arbiter's determination of any guarantee payment to be made by the Seller to DGI, if any, as of such Redetermination Date and (ii) the Arbiter's determination of the amount of the fees and expenses of the Arbiter arising from such Dispute and the appropriate apportionment thereof among the parties hereto which in the absence of a frivolous claim by either party shall be evenly split. Such report shall be final and binding on the parties hereto with respect to the Dispute . If Seller fails to give written notice of a Dispute within the Dispute Period, the Actuarial Report rendered as of the Final Redetermination Date shall be deemed to have been accepted in the form in which it was delivered and shall be final and binding upon the parties with respect to the Dispute in the absence of fraud or manifest error.

          (d) Following the Closing, upon the delivery of reasonable prior written notice, the Seller may review, once each calendar year, claims payments, expenses, reinsurance and other matters directly relating to the Reserves. In that regard, DGI shall, and shall cause its and the Companies' officers, employees and auditors to:


                (i) afford the officers, employees, agents, accountants,
                    actuaries and representatives of the Seller reasonable access (for a period not to exceed 10 business days) during normal business hours and upon reasonable advance written notice, to the relevant offices, employees, properties, books and records of the Companies; and

               (ii) during the review period provided for in clause (i),
                    upon the reasonable written request of the Seller, furnish to the officers, employees, accountants, actuaries and representatives of the Seller such additional financial and operating data and other information regarding claims payments, expenses, reinsurance and other matters directly relating to the Reserves as are available to the Companies or DGI.

          (e) The Seller's guarantee in Section 5.4(a) shall expire on the making of any guarantee payment required by the fourth Annual Actuarial Report.

          (f) The maximum obligation of the Seller under its guarantee in
Section 5.4(a) shall be $4,000,000.

          (g) Notwithstanding anything contained in this Section 5.4 to the contrary, in the event that all of the Reserves are, within the four-year period referenced in subsection (a) actually paid by the Companies and DGI provides evidence of the same, then in such event the Seller shall begin to make payments to DGI to the extent that such Reserves are actually paid and are in excess of the $1,500,000 threshold referenced in Section 5.4(a). DGI shall nonetheless cause the Companies to provide the reports referenced in Section 5.4.

          (h) DGI covenants that during the four years following Closing that it shall continue to process claims of the Companies in a matter that is consistent with the claims settlement practices of the Companies prior to the Closing.

     5.5 Substitution of Securities. Prior to the Closing Date, the Seller agrees to substitute securities as valued by the Securities Valuation Office or cash for certain investments held in the investment portfolios of the Companies or limited partnership capital commitments made by the Companies provided that DGI shall have notified the Seller of such investments and commitments not later than 30 days prior to the Closing Date.

     5.6 Reinsurance Guarantee.

          (a) The Seller hereby guarantees DGI against any loss incurred by either of the Companies by reason of retrospective components of the multi-line casualty excess and umbrella reinsurance agreements resulting from adverse loss development, including any contingent commissions, that may or should have been recognized in the income statements of either of the Companies for the quarter ended June 30, 2003.

          (b) The Seller shall promptly pay to DGI the amount of any loss described in Section 5.6(a) upon receipt from DGI from time to time of reasonably acceptable evidence of any such loss.

     5.7 Suspension of Dividends. As of the date of this Agreement, the Seller agrees to cause PIC-2 to suspend the payment of any dividends or other distributions to PIC-1 and to cause PIC-1 to suspend the payment of any dividends or other distributions to the Seller, unless, in each case, (i) DGI consents to the payment of such dividend or other distribution prior to the payment thereof and (b) the purchase price payable by DGI to the Seller is reduced by the amount of all such dividends and other distributions.

     5.8 Property Casualty Reinsurance Agreement. The Seller agrees, upon the request of DGI, to cause OneBeacon Insurance Company ("OneBeacon") to enter into an agreement with each of the Companies to the effect that that OneBeacon will not non-renew or modify prior to December 31, 2004 any of the terms and conditions of the current Property Reinsurance Agreement between OneBeacon and the Companies, the terms and conditions of which are set forth on Schedule 5.8.

                                   Article VI
                           PURCHASE PRICE AND CLOSING

     6.1 Closing Date. Subject to the fulfillment of the conditions precedent specified in Articles VII and VIII, the transactions contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m., on the second business day following receipt of all Required Filings and Approvals (the "Closing Date") at the offices of Duane Morris LLP, 4200 One Liberty Place, Philadelphia, Pennsylvania 19103 or at such other place or such other time as DGI and the Seller shall mutually agree.

     6.2 Purchase and Sale.

          (a) On the Closing Date, DGI shall purchase from the Seller, and the Seller shall sell to DGI, the Shares for a purchase price equal to 107.5% of the consolidated GAAP stockholders' equity of the Companies on the date of the closing (the "Final Purchase Price").

          (b) Pending the determination of the Final Purchase Price, the parties agree to close on the basis of an estimated purchase price (the "Estimated Purchase Price"). The Estimated Purchase Price shall equal 107.5% of the unaudited GAAP stockholders' equity of the Companies as of the last day of the month next preceding the month in which the Closing occurs as prepared by the Seller.

          (c) At the Closing, DGI shall pay the Estimated Purchase Price to the Seller by wire transferring the Estimated Purchase Price, subject to reduction as provided in Section 5.7 to the extent not reflected in the unaudited GAAP stockholders' equity of the Companies as determined pursuant to Section 6.2(b), to a bank account designed in writing to DGI by the Seller.

          (d) Promptly following the Closing, DGI shall retain KPMG LLP to determine 107.5% of the actual audited consolidated GAAP stockholders' equity of the Companies as of the Closing Date which audit shall include a review of the Reserves and provide a line item on the Balance Sheet for such Reserves in order for the parties to meet their obligations under Section 5.4 and which shall be prepared in compliance with Section 7.7(b). Upon conclusion of its determination of the Final Purchase Price, KPMG LLP shall furnish its written determination of the Final Purchase Price to the Seller and DGI.

          (e) If the Seller or DGI objects (an "Objection") to the determination of the Final Purchase Price by KPMG LLP, the objecting party shall give the other party written notice of such an objection (an "Objection Notice") within 30 days after the receipt by the objecting party of the determination of the Final Purchase Price (the "Objection Periods"), which Objection Notice shall set forth in reasonable detail the elements and amounts to which the objecting party objects and the basis for such objections. If either the Seller or DGI gives an Objection Notice, the Seller and DGI shall, within 30 days after receipt by either party of such Objection Notice, attempt to resolve such Objection and agree in writing upon the Final Purchase Price. In the event that the Seller and DGI are unable to resolve any Objection within such 30-day period, then the Objection shall be submitted to Ernst & Young LLP for determination of the Final Purchase Price. Within 30 days from the date the Objection is submitted to Ernst & Young LLP, Ernst & Young LLP shall deliver to DGI and the Seller Ernst & Young LLP's determination of the Final Purchase Price. Ernst & Young's determination of the Final Purchase Price shall be final and binding on the parties hereto. DGI and the Seller shall bear equally the costs of Ernst & Young LLP in determining the Final Purchase Price. DGI shall provide the Seller reasonable access to the books and records of the Companies in order to review the determination of KPMG LLP of the Final Purchase Price.

          (f) If neither DGI nor the Seller gives an Objection Notice within the Objection Period, the determination of the Final Purchase Price by KPMG LLP shall be deemed to have been accepted in the form in which it was delivered and shall be final and binding upon the parties in the absence of fraud or manifest error.

          (g) To the extent that the Final Purchase Price determined by KPMG LLP or Ernst & Young LLP, as the case may be, exceeds the Estimated Purchase Price paid by DGI to the Seller on the Closing Date, DGI shall within 10 days thereafter pay to the Seller the amount by which the Final Purchase Price exceeds the Estimated Purchase Price. To the extent the Final Purchase Price determined by KPMG LLP or Ernst & Young LLP, as the case may be, is less than the Estimated Purchase Price paid by DGI to the Seller on the Closing Date, the Seller shall within 10 days thereafter pay to DGI the amount by which the Estimated Purchase Price exceeds the Final Purchase Price.

     6.3 Delivery by the Seller. In addition to the deliveries called for by
Article VII hereof, the Seller shall deliver to DGI certificates representing all of the PIC-1 Shares and PIC-2 Shares, together with fully executed and witnessed stock powers in blank attached thereto with signatures guaranteed by a bank or trust company or a member firm of the New York Stock Exchange, Inc.

     6.4 Delivery by DGI. In addition to the deliveries called for by Article VIII hereof, DGI shall make payment of the Estimated Purchase Price to the Seller as provided in Section 6.2(c).


                                  Article VII
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF DGI

         The obligations of DGI under this Agreement to purchase and pay for the Shares shall, at the option of DGI, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

     7.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by the Seller in the performance of any of its covenants and agreements herein, each of the representations and warranties of the Seller contained or referred to in this Agreement that is qualified by materiality shall be true and correct on the Closing Date as though made on the Closing Date and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on the Closing Date as though made on the Closing Date and the information concerning either of the Companies contained in its Annual Statement for the year ended December 31, 2002 shall have been true and correct in all material respects as of the last day of each such year and there shall have been delivered to DGI a certificate or certificates to that effect, dated the Closing Date, and signed by an officer of the Seller.

     7.2 No Changes in or Destruction of Property. There shall not have been, between the date hereof and the Closing Date, (i) any change, condition, event or development that, individually or in the aggregate, would constitute a Company Adverse Effect as to either of the Companies, (ii) no adverse federal, state or local legislative or regulatory change affecting in any material respect the services or business of either of the Companies that would constitute a Company Adverse Effect as to either of the Companies, (iii) no material damage to any Company Property or Assets of either of the Companies by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage, so as to impair in any material respect the ability of either of the Companies to render services or continue operations and (iv) no material and adverse development or proceeding affecting the Insurance Licenses of either of the Companies in each of the states listed in Schedule T of its Annual Statement for the year ended December 31, 2002. There shall have been delivered to DGI a certificate, dated the Closing Date, and signed on behalf of the Seller (a) to the effect that between the date hereof and the Closing Date there has been no such Company Adverse Effect as to either of the Companies as stated in clause (i) hereof, no such material damage as stated in clause (iii) hereof and no adverse licensing development as stated in clause (iv) hereof and (b) further stating that nothing has come to the signer's attention, in the course of his activities on behalf of either of the Companies, that causes him to believe that during such period there occurred any adverse federal, state or local legislative or regulatory change affecting in any material respect the services or business of either of the Companies.

     7.3 Legal Matters.


          (a) Filings. All Required Filings and Approvals required to be obtained prior to the Closing Date shall have been obtained and not rescinded or adversely modified or limited as set forth in the proviso below or, if merely required to be filed, such filings shall have been made and accepted, and all waiting periods prescribed by applicable Law shall have expired or been terminated in accordance with applicable Law; provided that such approvals shall not contain any conditions or limitations that compel or seek to compel either of the Companies to dispose of all or any portion of its business or Assets or impose or seek to impose any limitation on the ability of either of the Companies to conduct its business or own its Assets after the Closing Date in substantially the same manner as it currently conducts its business or owns its Assets.

          (b) No Order entered or Law promulgated or enacted by any Governmental Entity shall be in effect that would prevent the consummation of the purchase or sale of the Shares or the other transactions contemplated hereby, and no Proceeding brought by a Governmental Entity shall have been commenced and be pending which seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby or which otherwise questions the validity or legality of any such transactions.

     7.4 Additional Claims. There shall have been delivered to DGI a certificate, dated the Closing Date, and signed by an officer of the Seller describing all claims pending, or to the Knowledge of the Seller, threatened against either of the Companies, up to the Closing Date not described on
Schedule 2.15.

     7.5 Resignations. DGI shall have received the resignations of each director of both of the Companies and the resignation of each officer of both of the Companies designated by DGI on or prior to the Closing Date.

     7.6 Employment Agreements. Not later than the Closing Date, George Eric Crouchley, III, William K. Ryan, Eric W. Pippin, Scott D. Harris, Douglas Reinsch and Kenneth Kirchner (the "Officers") shall each have entered into an employment agreements in the form of Schedule 7.6. Except as provided in such employment agreements, PIC-1 and PIC-2 shall have no other obligation to the Officers in respect of their employment by PIC-1 or PIC-2 or the termination of such employment.

     7.7 Items to be Received by DGI. Not later than the third business day prior to the Closing Date:


          (a) each of the Companies shall have received the unqualified opinion of PricewaterhouseCoopers LLP on the GAAP financial statements of each of the Companies for the year ended December 31, 2002 and a copy thereof shall have been furnished to DGI; and

          (b) the Company shall have received the unqualified opinion of Tillinghast as to the actuarial adequacy of the loss reserves of each of the Companies as of December 31, 2002, and shall also receive a copy of the reserve evaluation prepared by Tillinghast as of September 30, 2003. Subsequent to the Closing and as part of the final determination of the actual consolidated GAAP equity of the Companies as of the Closing Date, Tillinghast shall review the Reserves and issue an unqualified opinion with respect to such Reserves as of the Closing Date which opinion shall be furnished to KPMG LLP, DGI and Seller. KPMG LLP shall use the Tillinghast report in the preparation of its audit of the actual audited consolidated GAAP equity as of the Closing Date as provided in
Article 6.2.

          7.8 Minimum Companies Surplus. The consolidated policyholders surplus of the Companies, determined in accordance with SAP, shall be not less than $18,000,000 as of the last day of the month immediately preceding the month in which the Closing occurs.


                                  Article VIII
                CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

         The obligations of the Seller under this Agreement to sell and receive payment for the Shares shall, at the option of the Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

          8.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by DGI in the performance of any of its covenants herein, each of the representations and warranties of DGI contained or referred to in this Agreement that is qualified by materiality shall be true and correct on the Closing Date as though made on the Closing Date and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on the Closing Date as though made on the Closing Date and there shall have been delivered to the Seller a certificate or certificates to that effect, dated the Closing Date, and signed on behalf of DGI by its President.

          8.2 Legal Matters.


          (a) Filings. All Required Filings and Approvals required to be obtained prior to the Closing Date shall have been obtained and not rescinded or adversely modified or limited as set forth in the proviso below or, if merely required to be filed, such filings shall have been made and accepted, and all waiting periods prescribed by applicable Law shall have expired or been terminated in accordance with applicable Law; provided that such approvals shall not contain any conditions or limitations that compel or seek to compel either of the Companies to dispose of all or any portion of its business or Assets or impose or seek to impose any limitation on the ability of either of the Companies to conduct its business or own its Assets after the Closing Date in substantially the same manner as it currently conducts its business or owns its Assets.

          (b) No Order entered or Law promulgated or enacted by any Governmental Entity shall be in effect which would prevent the consummation of the purchase or sale of the Shares or the other transactions contemplated hereby, and no Proceeding brought by a Governmental Entity shall have been commenced and be pending which seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby or which otherwise questions the validity or legality of any such transactions.

                                   Article IX
                                   TERMINATION

     9.1 Termination. This Agreement may be terminated and the purchase and sale of the Shares abandoned at any time prior to the Closing Date:

          (a) by mutual consent of DGI and the Seller;

          (b) by either DGI or by the Seller by one day's written notice to the Seller or DGI, as the case may be, if the Closing shall not have been consummated on or before March 31, 2004;

          (c) by either DGI or the Seller by one day's written notice to the Seller or DGI, as the case may be, if any of the conditions to such party's obligations to consummate the transactions contemplated by this Agreement shall have become impossible to satisfy; or

          (d) by DGI if (i) the Seller is in breach at any time prior to the Closing Date of any of the representations and warranties made by the Seller as though made on and as of such date, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) in such representations and warranties, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Adverse Effect as to either of the Companies or (ii) the Seller shall not have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on and as of such date, which breach cannot be or has not been cured, in all material respects within 15 days after the giving of written notice thereof by DGI to the Seller.

          (e) by the Seller if DGI shall not have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on and as of such date, which breach cannot be or has not been cured, in all material respects within 15 days after the giving of written notice thereof by the Seller to DGI.

     9.2 Effect of Termination. In the event of the termination of this Agreement by either DGI or the Seller, as provided in Section 9.1, this Agreement shall thereafter become void and there shall be no Liability on the part of any party hereto against any other party hereto, or their respective directors, officers, Policyholders or agents, except that (i) any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or agreement contained in this Agreement, (ii) Sections 4.2, 11.1, 11.2 and 11.3 shall continue in full force and effect notwithstanding such termination and (iii) each of the parties hereto shall provide the other party hereto with a copy of any proposed public announcement regarding the occurrence of such termination and an opportunity to comment thereon prior to its dissemination.


                                   Article X
                      AMENDMENT, WAIVER AND INDEMNIFICATION

     10.1 Amendment. This Agreement may be amended or modified in whole or in part at any time by an agreement in writing executed in the same manner as this Agreement, provided, however, that no amendment shall be made which changes the terms of this Agreement in any material respect and which requires the further approval or proceedings of any insurance Governmental Entity without such approval having first been obtained or such proceedings having first been completed.

     10.2 Extension; Waiver. At any time prior to the Closing Date, any party hereto may:


          (a) extend the time for the performance of any of the obligations or other acts of the other party hereto;

          (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and

          (c) waive compliance with any of the agreements or conditions contained herein.

Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its President. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party hereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     10.3 Survival of Obligations. All certifications, representations and warranties made herein by the Seller and its obligations to be performed pursuant to the terms hereof, shall survive the Closing Date hereunder, notwithstanding any notice of any inaccuracy, breach or failure to perform not waived in writing and notwithstanding the consummation of the transactions contemplated herein with Knowledge of such inaccuracy, breach or failure. All representations and warranties contained herein shall terminate one year after the Closing Date; provided that (i) the representations and warranties contained in Section 2.17 shall expire two years after the Closing Date or, with respect to each claim under Section 2.17 arising before or during such two-year period, upon the earlier to occur of (x) such claim's final judicial determination or settlement and satisfaction of any judgment or full payment of any settlement, as the case may be, or (y) such time, if any, as the claim shall be barred by the applicable statute of limitations, (ii) the representations and warranties contained in Section 2.18 shall expire four years after the Closing Date or with respect to any dispute with the IRS upon the earlier to occur of (x) such dispute's final resolution and the payment of all taxes, interests and penalties arising therefrom and (y) the expiration of the applicable statute of limitations and (iii) the representations in Section 2.4 shall not expire.

     10.4 Indemnification.

          (a) Each party (the "Indemnifying Person") agrees to indemnify and hold harmless the other party and their respective subsidiaries, affiliates, partners, successors and assigns (collectively, the "Indemnified Persons") from and against any and all (x) Liabilities, losses, costs, deficiencies or damages ("Loss") and (y) reasonable attorneys' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("Expense") incurred by any Indemnified Person, in each case net of any insurance proceeds received and retained by such Indemnified Person, in connection with or arising from (i) any breach by the Indemnifying Person of any of its covenants in, or any failure of the Indemnifying Person to perform any of its obligations under, this Agreement or (ii) any material breach of any warranty or the material inaccuracy of any representation of the Indemnifying Person contained or referred to in this Agreement or in any certificate delivered by or on behalf of the Indemnifying Person pursuant hereto and the Seller agrees to indemnify and hold harmless DGI from and against any Loss and Expense incurred by DGI arising from any claim that the Seller did not convey to DGI good and marketable title to all of the issued and outstanding capital stock of PIC-1 and PIC-2 pursuant to this Agreement, provided that:

                (i) with respect to the representations and warranties
                    contained in Section 2.4, the liability of the Seller shall not be in excess of the Purchase Price; and

               (ii) with respect to all other representations and
                    warranties, the liability of the Indemnifying Person shall be limited to an aggregate of $5,000,000.

                  The amount of the liability of the Indemnifying Person under clause (2) at any time is referred to herein as a "Liability Limit." No claim shall be made for indemnity pursuant to this Section 10.4 until the aggregate amount of Loss and Expense incurred by all Indemnified Persons exceeds $100,000, but if the aggregate amount of such Loss and Expense exceeds such amount, the Indemnifying Person shall be liable for all Loss and Expense, including such initial $100,000 amount, subject to any applicable Liability Limit. In addition, no claim for indemnity pursuant to this Section 10.4 shall be made in respect of any Liability to the extent that such Liability is reflected on the audited balance sheet of the Companies as of the Closing Date.

          (b) If any Indemnified Person has suffered or incurred any Loss or incurred any Expense, it shall so notify the Indemnifying Person promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provision of this Agreement or any certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Person intends to claim any liability or expense as Loss or Expense under this Section 10.4, such Indemnified Person shall promptly notify the Indemnifying Person of such action or suit. The failure of an Indemnified Person to promptly notify the Indemnifying Person of a claim as contemplated by the preceding sentence will not relieve the Indemnifying Person of its obligations under this Section 10.4 except to the extent that the Indemnifying Person is prejudiced in its defense of such claim as a result of such failure to give prompt notice.

          (c) Subject to paragraph (d) of this Section 10.4, the Indemnified Persons shall have the right to conduct and control, through counsel of their choosing, any third party claim, action or suit and may compromise or settle the same, provided that any of the Indemnified Persons shall give the Indemnifying Person advance notice of any proposed compromise or settlement. The Indemnified Persons shall permit the Indemnifying Person to participate in the defense of any such action or suit through counsel chosen by it, provided that the fees and expenses of such counsel shall be borne by the Indemnifying Person. Any compromise or settlement with respect to a claim for money damages effected after the Indemnifying Person, by notice to the Indemnified Persons, shall have disapproved such compromise or settlement, shall discharge the Indemnifying Person from liability with respect to the subject matter thereof, and no amount in respect thereof shall be claimed as Loss or Expense under this Section 10.4; provided that if the Indemnifying Person shall disapprove of a proposed compromise or settlement of a claim the acceptance of which is recommended by counsel conducting the defense of such claim and the amount of such settlement would exceed an applicable Liability Limit, the Indemnifying Person shall, notwithstanding such Liability Limit, be liable for the full amount of any judgment entered in respect of, or later compromise or settlement approved by the Indemnifying Person of, such claim less the amount by which the proposed compromise or settlement disapproved by the Indemnifying Person exceeded such Liability Limit.

          (d) If the remedy sought in any action or suit referred to in paragraph (c) of this Section 10.4 is solely money damages and the sum of (i) the amount claimed in such action or suit, (ii) all amounts previously paid by the Indemnifying Person pursuant to this Section 10.4 and (iii) all amounts claimed in all pending claims for indemnity under this Section 10.4 does not exceed the aggregate liability of the Indemnifying Person under this Section 10.4, the Indemnifying Person shall have 15 business days after receipt of the notice referred to in the last sentence of paragraph (b) of this Section 10.4 to notify the Indemnified Persons that it elects to conduct and control such action or suit. If the Indemnifying Person does not give the foregoing notice, the Indemnified Persons shall have the right to defend, contest, settle or compromise such action or suit in the exercise of their exclusive discretion and the Indemnifying Person shall, upon request from any of the Indemnified Persons, promptly pay to such Indemnified Persons in accordance with the other terms of this Section 10.4 the amount of any Loss resulting from its liability to the third party claimant and all related Expense. If the Indemnifying Person gives the foregoing notice, the Indemnifying Person shall have the right to undertake, conduct and control, through counsel of its own choosing and at its sole expense of the Indemnifying Person, the conduct and settlement of such action or suit, and the Indemnified Persons shall cooperate with the Indemnifying Person in connection therewith; provided that (x) the Indemnifying Person shall not thereby permit to exist any Lien upon any Asset of any Indemnified Person, (y) the Indemnifying Person shall permit the Indemnified Persons to participate in such conduct or settlement through counsel chosen by the Indemnified Persons, but the fees and expenses of such counsel shall be borne by the Indemnified Persons, except as provided in clause (z) hereof and (z) the Indemnifying Person shall agree promptly to reimburse to the extent required under this Section 10.4 the Indemnified Persons for the full amount of any Loss resulting from such action or suit and all related Expense incurred by the Indemnified Persons, except fees and expenses of counsel for the Indemnified Persons incurred after the assumption of the conduct and control of such action or suit by the Indemnifying Person. So long as the Indemnifying Person is contesting any such action or suit in good faith, the Indemnified Persons shall not pay or settle any such action or suit. Notwithstanding the foregoing, the Indemnified Persons shall have the right to pay or settle any such action or suit, provided that in such event the Indemnified Persons shall waive any right to indemnity therefor by the Indemnifying Person and no amount in respect thereof shall be claimed as Loss or Expense under this Section 10.4.

     10.5 Tax Matters. The following provisions shall govern the allocation of responsibility as between DGI and the Seller for certain tax matters following the Closing Date:

          (a) Tax Periods Ending on or Before the Closing Date. The Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Seller shall permit DGI to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by DGI. In addition, if any officer of DGI or any Affiliate of DGI is required to sign a Tax Return, DGI shall have the right, at DGI's expense, to cause the Tax Return to be reviewed by KPMG LLP and the Seller shall make any revisions to such Tax Return as are reasonably requested by KPMG LLP. The Seller shall be responsible for the payment of Taxes of the Companies with respect to such periods except to the extent such Taxes are reflected in the reserve for Tax liability, rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income, shown on the face of the Balance Sheet as of the Closing Date and, in such event, shall pay to DGI the amount of any such tax to reimburse it for the payment of the tax by the Companies.

          (b) Tax Periods Beginning Before and Ending After the Closing Date. DGI shall prepare or cause to be prepared and file or cause to be filed, subject to review and approval by the Seller, which approval shall not be unreasonably withheld or delayed, any Tax Returns of the Companies for Tax periods which begin before the Closing Date and end after the Closing Date, subject to Section 10.5(a). In addition, if the Seller is required to sign any such Tax Return, the Seller shall have the right, at the Seller's expense, to cause the Tax Return to be reviewed by its tax personnel and DGI shall make any revisions to such Tax Return as are reasonably requested by the Seller's tax personnel. The Seller shall pay to DGI within 15 days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability, rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income, shown on the face of the Balance Sheet as of the Closing Date. For purposes of this Section 10.5(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes, but does not end on, the Closing Date, the portion of such Tax that relates to the portion of such Taxable period ending on the Closing Date shall
(x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Companies.

          (c) Refunds and Tax Benefits. Any Tax refunds that are received by DGI or the Companies, and any amounts credited against Tax to which DGI or the Companies become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date that were not reflected on the Balance Sheet as of the Closing Date shall be for the account of the Seller, and DGI shall pay over to the Seller any such refund or the amount of any such credit within 45 days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to DGI or the Companies of any Tax accrued on the Balance Sheet as of the Closing Date, DGI shall pay such amount to the Seller within 45 days after receipt or entitlement thereto provided that such payment or credit against Tax was not reflected on the Balance Sheet as of the Closing Date.

          (d) Cooperation on Tax Matters.

                    (i) DGI and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this
                    Section 10.5 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and, upon the other party's request, the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Companies and the Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Companies or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

                    (ii) DGI and the Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to all applicable Tax law.

          (e) Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Companies and the Seller shall be terminated as of the Closing Date and, after the Closing Date, neither the Companies nor the Seller shall be bound thereby or have any liability thereunder.

                                   Article XI
                                  MISCELLANEOUS

     11.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be given by confirmed telex or telecopy or registered mail, postage prepaid, addressed as follows:

         if to DGI, to:

                  Donegal Group Inc.
                  1195 River Road
                  Marietta, Pennsylvania  17547
                  Attention: Donald H. Nikolaus, President

         with a copy to:

                  Duane, Morris LLP
                  4200 One Liberty Place
                  Philadelphia, Pennsylvania  19103
                  Attention: Frederick W. Dreher, Esq.

         if to the Seller, to:

                  FolksAmerica Holding Company, Inc.
                  9841 Wexford Circle
                  Granite Bay, California  95746
                  Attention:  Morgan Davis

         with a copy to:

                  Folksamerica Reinsurance Company
                  One Liberty Plaza, 18th Floor
                  New York, New York  10006
                  Attention:  Donald Emeigh, Esq.

or to such other address as the Person to whom notice is given may have previously furnished to the other party in writing in accordance herewith.

     11.2 Expenses. Except as otherwise provided herein, each party hereto shall pay its own expenses including, without limitation, legal and accounting fees and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with the provisions contained herein. The Seller agrees that it shall be responsible for the fees of Gill & Roeser and the bonuses payable to certain officers of the Companies upon the consummation of the transactions contemplated hereby.

     11.3 Governing Law; Jurisdiction and Service of Process.


          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules on conflicts of law.

          (b) Each party hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by United States registered or certified mail to the Seller or DGI, as the case may be, at the addresses set forth in
Section 11.1 hereof, shall be effective service of process for any action, suit or proceeding brought against such party in such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware located in Wilmington, Delaware or of the United States of America located in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum.

     11.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the rights of the Seller herein may not be assigned and the rights of DGI may be assigned only (i) to such other business organization which shall succeed to substantially all the assets, liabilities and business of DGI or (ii) to a wholly owned subsidiary of DGI, in which event such assignment shall not relieve DGI of any of DGI's obligations to the Seller under this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature under or by reason of this Agreement.

     11.5 Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be unreasonable or materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

     11.6 Execution in Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

     11.7 Titles and Headings. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     11.8 Schedules. The Schedules to this agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

     11.9 Entire Agreement. This Agreement, including the Schedules hereto, contains the entire understanding of the parties hereto with regard to the subject matter contained herein.

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on its behalf all as of the date first above written.

                                      DONEGAL GROUP INC.


                                      By: /s/ Donald H. Nikolaus
                                      Donald H. Nikolaus, President


                                      FOLKSAMERICA HOLDING COMPANY, INC.


                                      By: /s/ Steven E. Fass
                                      Steven E. Fass, Chief Executive Officer